Exhibit 99.1

AMENDMENT TWO TO THE

2005 NON-EMPLOYEE DIRECTOR COMPENSATION PLAN OF

DUKE REALTY CORPORATION

THIS AMENDMENT TWO to the Duke Realty Corporation 2005 Non-Employee Director Compensation Plan (the “Plan”), was approved on October 26, 2005 by the Executive Compensation Committee of the Board of Directors of Duke Realty Corporation (the “Company”), to be effective for certain grants made on or after February 10, 2006.  Each capitalized term not otherwise defined herein has the meaning set forth in the Plan.

WITNESSETH:

WHEREAS, the Company adopted the Plan for the purposes set forth therein; and

WHEREAS, pursuant to Section 7.1 of the Plan, the Board has the right to amend the Plan from time to time; and

WHEREAS, the Board, acting through its Executive Compensation Comittee, has determined that it is in the best interests of the Company and its shareholders to amend the Plan to provide a one-year or two-year vesting period for certain restricted stock units granted under the Plan;

NOW, THEREFORE, the Plan is hereby amended in the following particulars:

1. The first paragraph of Section 6.3 of the Plan is hereby amended by deleting the existing paragraph in its entirety and substituting the following:

“6.3.                        VESTING.  Restricted Stock Units granted to an Eligible Participant under the Plan shall be credited to a bookkeeping account on behalf of the participant.  Restricted Stock Units granted pursuant to Section 6.1 on or after February 10, 2006 shall vest and become non-forfeitable on the second anniversary of the date of grant; Restricted Stock Units granted pursuant to Section 6.2 on or after February 10, 2006 shall vest and become non-forfeitable on the first anniversary of the date of grant; and Restricted Stock Units granted pursuant to Section 6.1 or 6.2 shall vest, if earlier than the aforementioned anniversary date: (i) upon the grantee’s separation from service from the Company due to his or her death, Director Disability or Director Retirement, or (ii) upon the occurrence of a Change in Control (in any such case, the “Vesting Date”).  If the grantee’s service as a director of the Company (whether or not in a Non-Employee Director capacity) terminates prior to vesting other than by reason of his or her death, Director Disability or Director Retirement or the occurrence of a Change in Control, then the grantee shall forfeit all of his or her right, title and interest in and to any unvested Restricted Stock Units as of the date of such termination from the Board and such Restricted Stock Units shall be reconveyed to the Company without further consideration or any act or action by the grantee.”

All other provisions of the Plan, as heretofore amended, shall remain the same.

IN WITNESS WHEREOF, Duke Realty Corporation, by a duly authorized officer, has executed this Amendment Two to the Duke Realty Corporation 2005 Non-Employee Directors Compensation Plan.

DUKE REALTY CORPORATION

	By:	/s/ Dennis D. Oklak
Dennis D. Oklak
Chairman of the Board and Chief Executive Officer

Dated: February 2, 2006